Exhibit - Filing Fees

CALCULATION OF FILING FEE TABLES EXHIBIT

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$188,246,795.74	0.00008700	$16,377.47
Fees Previously Paid	—		—

Total Transaction Valuation	$188,246,795.74
Total Fees Due for Filing			$16,377.47
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$16,377.47

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

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(1)    Title of each class of securities to which transaction applies:
RREEF Property Trust, Inc. Class A Common Shares, par value $0.01 per share (“Class A Common Shares”)
RREEF Property Trust, Inc. Class I Common Shares, par value $0.01 per share (“Class I Common Shares”)
RREEF Property Trust, Inc. Class T Common Shares, par value $0.01 per share (“Class T Common Shares”)
RREEF Property Trust, Inc. Class D Common Shares, par value $0.01 per share (“Class D Common Shares”)
RREEF Property Trust, Inc. Class M-I Common Shares, par value $0.01 per share (“Class M-I Common Shares”)
RREEF Property Trust, Inc. Class T2 Common Shares, par value $0.01 per share (“Class T2 Common Shares”)
RREEF Property Trust, Inc. Class N Common Shares, par value $0.01 per share (“Class N Common Shares”)
RREEF Property Trust, Inc. Class Z Common Shares, par value $0.01 per share (“Class Z Common Shares”)
(2)    Aggregate number of securities to which the transaction applies:
15,059,744 issued and outstanding shares of RREEF Property Trust, Inc. common shares (consisting of 2,912,487 shares of Class A Common Shares, 7,831,979 shares of Class I Common Shares, 2,230 shares of Class T Common Shares, 1,423,879 shares of Class D Common Shares, 408,929 shares of Class M-I Common Shares, 523,469 shares of Class T2 Common Shares, 516,142 shares of Class N Common Shares and 1,440,629 shares of Class Z Common Shares).

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $188,246,796. The maximum aggregate value of the transaction was calculated by multiplying 15,059,744 issued and outstanding shares of common stock by $12.50. Such maximum estimated net proceeds amount per share is provided solely for purposes of calculating the registration fee. There can be no guarantee that such amount, if any, will be distributed to stockholders. The filing fee equals the product of 0.000087 multiplied by the maximum aggregate value of the transaction.